UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 16, 2011

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12627	87-0407858
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 W. Broadway, Suite 650 Long Beach, California		90802
(Address of principal executive offices)		(Zip Code)
(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12).

☐	Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Effective November 16, 2011, Global Clean Energy Holdings, Inc. (“we,” “our,” “us” or the “Company”) entered into a binding term sheet (the “Term Sheet”) with Gregory S. Cardenas, pursuant to which Mr. Cardenas will serve as our new Executive Vice President and Chief Financial Officer.

Under the Term Sheet, Mr. Cardenas is entitled to: (i) receive an annual salary of $175,000; and (ii) a grant under our 2010 Equity Incentive Plan of a 10-year incentive stock option to purchase up to 2,000,000 shares of our common stock at an exercise price equal to $0.037 per share, which was the closing market price of our common stock on November 15, 2011.  The option (i) vested as to 500,000 shares on November 16, 2011 and (ii) will vest as to the remaining 1,500,000 shares, in 30 equal successive monthly installments commencing on May 31, 2012, provided, in each case, that Mr. Cardenas remains in our continuous employ through such vesting date, and will be on such other terms set forth in our standard form of stock option agreement.

Additionally, Mr. Cardenas was granted a three-year stock option under our 2010 Equity Incentive Plan to purchase up to 3,000,000 shares of the Company’s common stock at an exercise price equal to $0.037 per share (i.e., the closing market price of our common stock on November 15, 2011).  Such option will vest (i) as to 1,500,000 shares, if and when the Company’s Market Capitalization (as defined) reaches $75,000,000, and (ii) as to the remaining 1,500,000 shares, if and when the Company’s Market Capitalization reaches or exceeds $120,000,000.

Mr. Cardenas will also be eligible under the Term Sheet to: (i) receive an annual bonus (as determined by the Compensation Committee of our board of directors) of up to 50% of his annual salary, which bonus amount may be increased and the timing of payment accelerated under certain circumstances set forth in the Term Sheet; (ii) participate in all Company benefit plans in effect for our executive employees from time to time; (iii) receive coverage under any director and officer liability insurance policy maintained by us for services rendered by Mr. Cardenas to us, our subsidiaries and affiliates during the term of his employment; and (iv) receive three weeks of paid vacation per year during the first two years of his employment, and four weeks of paid vacation per year thereafter.

The Term Sheet provides that upon termination of Mr. Cardenas’ employment without “cause” (as defined) by us (i) before the sixth month anniversary of the effective date of his employment, Mr. Cardenas will be entitled to a severance payment of one month of salary from the date of termination, or (ii) on or after the sixth month anniversary of the effective date of his employment, Mr. Cardenas will be entitled to a severance payment of three months of salary from the date of termination.

Mr. Cardenas, 51, has an extensive financial background, including over 25 years of experience in project finance and development.  From January 2010 to September 2011, Mr. Cardenas served as Vice President, Project Finance-Latin America for Polaris Energy Nicaragua, S.A., which develops, constructs and operates geothermal power facilities.  From March 2008 to November 2009, Mr. Cardenas was the Senior Manager, Project Finance, of Chevron Energy Solutions.  From July 2000 to March 2004 and from September 2005 to March 2007, Mr. Cardenas served as the Director, Project Finance, of Sempra Energy, which owns San Diego Gas & Electric Company, Southern California Gas Company and various wholesale energy business units involved in power generation, natural gas transportation, storage and electrical distribution in the United States and throughout parts of Latin America.  Mr. Cardenas is a California CPA and holds a Masters of Business Taxation and a Masters of Business Administration from Golden Gate University.

Resignations of Director and Chief Financial Officer

On November 15, 2011, we accepted the resignations of Mark Bernstein, as a member of the Company's Board of Directors, and Bruce Nelson, as the Company's Executive Vice President and Chief Financial Officer.  Neither Mr. Bernstein nor Mr. Nelson advised the Company that their resignations were the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2011	GLOBAL CLEAN ENERGY HOLDINGS, INC. By: /s/ Richard Palmer Richard Palmer Chief Executive Officer